FAMOUS FIXINS CORPORATION
                               MEDIA TRADE PROGRAM



     This agreement, when executed by both parties shall form a mutual sales agreement between Famous Fixins (hereinafter referred to as "FF"), with offices at 250 West 57th street New York, NY 10107, and SKR Resources, Inc. (hereinafter referred to as "SKR") with offices at 155 Northfield Avenue, Edison, New Jersey 08828 upon the following terms and conditions:

     1. Upon the effective date of this agreement, FF hereby sells, indemnifies and transfers title to SKR $457,104 in product as listed on the attached Schedule A (which list is included herein by reference as if fully set out verbatim and shall constitute a bit of sale for the goods). The product sold by FF hereunder is new, first quality merchandise and shall be subject to FF's regular warrantees and guarantees, including, but not limited to, the implied warranty of merchantability. FF represents it is the true and lawful owner of the products sold herein by it and the products are free of any claim, whenever raised, including reasonable attorney's fees arising out of or in connection with the manufacture, sale and/or use of the product herein sold to SKR. SKR must approve, in writing, the settlement of any claim made against SKR.

     2. In full payment for the purchase hereunder SKR hereby establishes a trade credit for the benefit of FF in the amount of $457,104. The trade credit shall be utilized and reduced in accordance with the terms and conditions of this agreement. All placements of orders against the trade credit shall be subject to (1) each supplier's standard terms and conditions and (2) where applicable, the terms and conditions of the contracts between SKR and the suppliers, including, but not limited to, restrictions on trade credit sales to customers with a cash purchase history. All resale purchases from SKR by IPC hereunder shall be non-commissionable to FF, its advertising agency or any third party.

     3. FF shall segregate and warehouse all the products it has sold and identified hereunder within ten (10) days of the execution of this agreement without cost to SKR. FF shall, at its expense, insure all of the products in an amount equal to their total price to SKR and shall, upon request, furnish to SKR satisfactory evidence of such insurance. FF shall provide the product F.O.B. Joplin, Mo. In accordance with SKR's orders, within ten (10) days of any such order, and provide SKR proof of shipment immediately upon shipping the requested products, including, without limitation, bills of lading and packing lists. There shall be no restrictions on the resale of the product(s) by SKR.

     4. FF may utilize its trade credit to purchase network and/or spot television, network and/or local cable television, network and/or spot radio, consumer and/or trade magazines, out of home media and internet advertising, goods and services such as warehousing, hotel rooms, airline tickets office equipment on a barter basis, at rates which shall be mutually agreed to between FF and SKR prior to placement. The mutually agreed to rate(s) for media shall be deducted from FF's trade credit upon utilization by FF. FF shall advise SKR of its network and/or spot television, network and/or spot radio, network and/ or local cable television, consumer and/or trade magazines, out of home media and internet advertising requirements and, where possible, SKR will offer to provide them from SKR's inventory. FF shall notify SKR of the acceptance of any quote and shall be free to elect or not to elect to place any particular order after receiving the quotation price from SKR.

     5. SKR shall invoice FF for all placements hereunder and shall provide affidavits of performance or other appropriate documentation of performance. FF agrees to notify SKR, in writing, regarding the credit IPC intends to utilize. SKR shall have thirty (30) days to respond to FF's request.

     6. FF shall indemnify and hold SKR harmless from any and all claims, losses, damages, liabilities or expenses, including reasonable attorney's fees, resulting from, arising out of or in connection with the reproduction, broadcast or publication of any advertising delivered to any third party by SKR upon the request of FF or its agents.

     7. This agreement is a final, complete and integrated expression of the contract between the parties and no representations; promises or statements were made or relied upon by either party other than those contained herein. Any alterations to this agreement must be in writing, signed and accepted by both parties. Any waiver by a party of any of its rights or remedies hereunder shall not be deemed a waiver of any other right or remedy hereunder nor shall the failure or delay in demanding a right or exercising a remedy hereunder constitute a waiver of any right or remedy. Should any provision of this agreement be deemed invalid, the same shall not be considered to invalidate the entire agreement, but only that particular clause involved.

     8. This agreement may not be assigned by one party hereto without the express written consent of the other, which consent shall not be unreasonably withheld. The undersigned hereby warrant that they have the express and unqualified authority to bind their respective corporations to this agreement.

     9. This agreement does not constitute either party a partner, agent or joint venture of the other party. The parties hereby are independent contractors each to the other, and neither party shall have, nor represent that it has, any power, right or authority assumed or implied, on behalf of the other except as herein set forth.

     10. This agreement shall be governed and construed in accordance with the laws of the State of New York. The parties do hereby consent to the exclusive jurisdiction and venue of the courts located in New York to hear and decide any disputes arising out of or in connection with this agreement. Any notices to be given under this agreement shall be sent certified mail, return receipt requested, or delivered in person to the addresses set forth herein for FF and SKR or at such addresses as each may designate.

     11. This agreement shall remain in full force and effect for thirty-six
(36) months after approval by SKR and, upon request in writing, prior to the expiration of the original term, FF may extend the agreement for an additional twelve (12) months. Upon expiration of the original or extended term, any remaining trade credit then owed FF shall be null and void and have no further effect.

     12. This agreement may be executed in one or more counterparts, each of which shall be deemed an original.

     13. This agreement shall not become effective unless and until it is accepted and approved by a duly authorized officer of SKR. Upon such acceptance and approval, a fully executed copy of this agreement shall be returned to FF for its files.


ACCEPTED & APPROVED                 ACCEPTED & APPROVED


/s/                                 /s/
---------------------------         ---------------------------
SKR RESOURCES, INC.                 FAMOUS FIXINS CORP.


3-13-00                             3/13/00
---------------------------         ---------------------------
Date                                Date